PURCHASE OF NOTE AND ASSIGNMENT AGREEMENT
                    -----------------------------------------

         THIS PURCHASE OF NOTE AND ASSIGNMENT AGREEMENT (the "Agreement") is given on March 31, 2000, by AMERICAN ACCESS TECHNOLOGIES, INC., a Florida corporation (the "Assignor"), in favor of McLEAN VENTURES, INC., a Virginia corporation (the "Assignee").

         1. Assignment and Consideration. For valuable consideration, the Assignor hereby assigns, conveys, endorses, sells and transfers, without recourse, warranty or representation whatsoever except as expressly provided herein, to the Assignee, its successors and assigns, all of the Assignor's right, title and interest in and to a promissory note (the "Note") dated September 3, 1998 made by Universal Beverages Holdings Corporation, a Florida corporation ("UBHC") and Universal Beverages, Inc., a Florida company ("UBI") (UBHC and UBI shall be referred to as "Universal") in favor of American in the original principal amount of Five Hundred Thousand Dollars ($500,000), plus all accrued and unpaid interest (the "Loan").

         2. Payment Terms. The total purchase price for the Note, including all late charges and accrued interest, is $575,000. Upon execution of this Agreement, Assignee will make an initial payment to Assignor of $250,000, in the form of a check issued by Telcoa International Corp. payable to Assignor. The remaining balance of $325,000 will be paid on or before October 1, 2000, along with interest on the unpaid balance at 15% per annum from April 1, 2000 until paid. This indebtedness shall be evidence by a promissory note, the payment of which will be guaranteed by Manuel E. Iglesias.

         3.       Release of Security Interest and Guarantor.
                  -------------------------------------------

         3.1 One of the conditions to the purchase of the Note is that the Assignor release its security interest in Universals' assets, which it holds under the terms and conditions of a Security Agreement (Chattel Mortgage) dated September 3, 1998 (the "Security Agreement") between Universal and American granting American l a security interest in certain fixtures and personal property described in said Security Agreement.

         3.2 Assignor hereby expressly agrees to release UBHC and UBI from any and all obligations that may have arisen directly or indirectly under the Loan. Assignor agrees to return the original Security Agreement and any other original documents related directly or indirectly to the Loan, such as other security agreements, pledge agreements, guarantees or agreements of any other type (collectively, the "Loan Documents") to Universal and will mark "CANCELLED" on each of those documents. Assignor expressly agrees that it will release any and all security interests that it has in Universals' assets under the Security Agreement or any other agreement. Effective as of the date of this Agreement its security interests in Universals' assets is deemed to be null, void and of no further force and effect. Assignor agrees to file UCC-3 Termination Statements with the appropriate filing authorities to evidence the termination of its security interest. Assignor also agrees that it will file a Voluntary Motion to Dismiss with prejudice its action for replevin against UBHC, UBI and Bridge Bank in the Circuit Court of the Fifth Judicial

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Circuit, in and for Lake County, Florida, Civil Division 8, Case No. 00-381CA
(the "Lawsuit");

         3.3 Assignor also agrees to release Bridge Bank, Ltd. from any and all obligations under the Guaranty Agreement that it executed in favor of Assignor.

         4. Representations and Warranties. Assignor hereby represents and warrants to the Assignee the following:

         (a)      Assignor has not transferred any interest in the Note.

         (b)      The Note has not been modified or amended.

         (c) The unpaid balance (principal and interest) under the Note as of March 31, 2000 is $500,000, plus accrued interest of $6,250, plus late charges on both the principal balance and accrued interest at the rate of eighteen (18%) per annum from October 3, 1998.

         (d) No person or entity has participated with the Assignor in the indebtedness evidenced by the Note.

         (e) Assignor is the owner in good title and holder of the Note and has full right and authority to assign the same to the Assignee.

         5. Release and Covenant Not to Sue. For valuable consideration, the Assignor hereby releases UBHC, UBI and each and every one of their respective directors, officers, employees, representatives, legal counsel, agents, subsidiaries, or affiliates (collectively, the "Affiliates") from all claims, causes of action, damages, judgements, agreements and demands whatsoever, whether liquidated or unliquidated, contingent or fixed, determined or undetermined, known or unknown, at law or in equity, which it has had, now has, or may hereinafter have against UBHC, UBI or its Affiliates for any matter whatsoever arising directly or indirectly out of or relating to the Loan arising from the beginning of the world to the end of the world. The Assignor further agrees never to institute or cause to be instituted any suit or any form or action or proceeding of any kind or nature against UBHC, UBI or its Affiliates by reason of or in connection with any of the actions or matters relegated directly or indirectly to the Loan and the Loan Documents. The Assignor agrees that this Release shall be construed broadly to protect UBHC and UBI and their Affiliates.

         6.       General Provisions.
                  -------------------

         6.1 This Agreement and the agreements, instruments, schedules, exhibits and other writings referred to in this Agreement, constitute the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by means of a written instrument duly executed by all of the parties hereto.

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         6.2 This Agreement shall not be assigned by either party without the prior written agreement of the other party. This Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the parties hereto.

         6.3 No waiver of any breach or default hereunder shall be considered valid usnless such waiver is made in writing and signed by the party giving such waiver. The granting of a waiver by a party in a particular instance shall not constitute a waiver of future conduct unless expressly specified in the written instrument granting such waiver. No waiver shall be granted or inferred based upon the conduct of the parties.

         6.4 Each party represents and warrants to the other party hereto that it has the proper authorization and legal authority to enter into this Agreement and except as set forth herein has not assigned or transferred its rights in the Loan Documents and has all right, title and interest in the Loan Documents. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular and plural as the context may require. UBI, UBHC are intended third-party beneficiaries of this Agreement.

         6.5 All notices, claims, certificates, requests, demands or other communications under this Agreement shall be in writing and will be deemed to have been duly given when delivered or mailed, registered or certified mail, postage prepaid, return receipt requested, or by overnight delivery by a nationally recognized overnight mail service, as follows:

                  If to Assignee:           American Access Technologies, Inc.
                                            John Pressley, President/CEO
                                            37 Skyline Drive, Suite 1101
                                            Lake Mary, Florida 32756

                  If to Assignee:           McLean Ventures Corporation
                                            c/o Victor G. Klingelhofer
                                            Cohen Mohr LLP
                                            1420 Beverly Road, Suite 330
                                            McLean, Virginia 22101

or to such address as the party to whom such notice is to be given has furnished to the other party writing in the manner set forth in this Section.

         6.6 If any term, condition or provision of this Agreement shall be declared invalid or enforceable, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

         6.7 The Preliminary Recitals set forth in the Preamble are hereby incorporated and made part of this Agreement. Section headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The Exhibits and Schedules identified in this Agreement and incorporated herein by reference are made a part hereof.

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         6.8 The parties agree to execute and deliver all such further documents, agreements, and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

         6.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same document. Any facsimile copy of a manually executed original shall be deemed a manually executed original.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

         Assignor:

         AMERICAN ACCESS TECHNOLOGIES, INC.

         /S/ John Presley
         ---------------------------
         Name:  John Pressley
         Title:  President/CEO

         Assignee:

         McLEAN VENTURES CORPORATION

         /S/ Victor Klingelhofer
         ---------------------------
         Name:  Victor Klingelhofer
         Title:  President


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